Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

Wave2Wave Communications, Inc.

          Pursuant to the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “GCL”), the Certificate of Incorporation of Wave2Wave Communications, Inc., a corporation organized under the laws of the State of Delaware on November 30, 1999 under its original name Wave2Wave Communication Inc., is hereby amended and restated in its entirety as follows:

          FIRST: The name of the corporation is Wave2Wave Communications. Inc. (the “Corporation”).

          SECOND: The address of the Corporation’s registered office in the State of Delaware is Incorporating Services, Ltd., 15 E. North Street, County of Kent, Dover, Delaware 19901 and the Corporation’s registered agent at that address is Incorporating Services, Ltd.

          THIRD: The purpose of the Corporation is to engage in any and all lawful acts or activities for which Corporations may be organized under the GCL.

          FOURTH: The Corporation is authorized to issue two classes of stock to be designated, “Common Stock” and “Preferred Stock.” The total number of shares of both classes of stock that the Corporation is authorized to issue is Three Hundred Million (300,000,000). Two Hundred Ninety Million (290,000,000) shares shall be Common Stock, par value $0.0001 per share, and Ten Million (10,000,000) shares shall be Preferred Stock, par value $0.0001 per share.

Shares of Preferred Stock may be issued from time to time in one or more classes or series, each of which class or series shall have such distinctive designation or title as shall be fixed by the Board of Directors of the Corporation prior to the issuance of any shares thereof. Each such class or series of Preferred Stock shall have such voting powers, full or limited or no voting powers and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it, all in accordance with the laws of the State of Delaware.

          FIFTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend and repeal any or all of the Bylaws of the Corporation. In addition, the Bylaws may be amended by the affirmative vote of holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.

          SIXTH: The number of directors of the Corporation shall be established as set forth in the Bylaws.

          Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide. Advance notice of stockho1der nominations for the election of directors and of any other business to be brought before any meeting of the stockholders shall be given in the manner provided in the Bylaws.

          At each annual meeting of stockholders, directors shall be elected to hold office until the expiration of the term for which they are elected, or until their successors have been duly elected and qualified; except that if any such election shall not be so held, such election shall take place at a stockholders’ meeting called and held in accordance with the GCL.

          Vacancies occurring on the Board of Directors shall be filled as provided in the Bylaws.

          SEVENTH: The Corporation is to have perpetual existence.

          EIGHTH: At every annual or special meeting of the stockholders of the corporation, every holder of Common Stock shall be entitled to one vote, in person or by proxy, for each share of common Stock standing in his or her name on the books of the Corporation.

          NINTH: To the fullest extent permitted by the GCL as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. The Corporation shall indemnify, to the fullest extent permitted by law, any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she, his or her testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer held a comparable position at the request of the Corporation. Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suitor claim that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of a inconsistent provision.

          TENTH: The Corporation reserves the right to amend, alter or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

          Executed and dated this 23rd day of May, 2000

Wave2Wave Communications, Inc.

By:	/s/ Steven W. Asman

Steven W. Asman
President